EXHIBIT 99.2

KELLY SERVICES, INC.
NON-EMPLOYEE DIRECTOR
STOCK AWARD PLAN

     1. Establishment. Kelly Services, Inc. (“Kelly”) hereby establishes the Kelly Services, Inc. Non-employee Director Stock Award Plan (the “Plan”), as set forth in this document.

     2. Purpose. The purpose of the Plan is to enhance Kelly’s ability to attract and retain the services of well-qualified directors who are not officers or employees of Kelly or any of its subsidiaries (“Non-employee Directors”) by providing them with an opportunity to participate in the growth of Kelly and to align the personal interests of Non-employee Directors with those of Kelly’s stockholders.

     3. Duration of the Plan. The Plan shall become effective upon approval of Kelly’s Board of Directors, subject to ratification by Kelly’s Class B common stockholders by an affirmative vote of a majority of Class B common stock voting at that meeting, so long as a quorum is present, within one year of the Board of Director’s approval. The Plan shall remain in effect until terminated by action of the Board of Directors.

     4. Shares Issuable Under the Plan. Subject to adjustment as provided in Paragraph 5, the total number of shares of Kelly Class A common stock, par value $1.00 (“Class A common stock”) which may be granted under the Plan in each year during which the Plan is in effect shall be the aggregate number of shares payable to the Non-employee Directors under the formula set forth in Paragraph 6 of the Plan, not to exceed one-quarter of one percent of the total number of outstanding Class A common stock as of the first day of that year. Shares to be issued under the Plan may be authorized and unissued shares or authorized and issued shares of Class A common stock which have been reacquired by Kelly and held as treasury shares.

     5. Capital Adjustments. The aggregate number and class of shares subject to and authorized by the Plan shall be proportionately adjusted for any increase or decrease in the number of issued shares of Class A common stock resulting from the payment of a stock dividend, stock split, recapitalization, merger, consolidation, reorganization of shares or any similar capital adjustment or other increase or decrease in the number of outstanding Class A common stock effected without receipt of consideration by Kelly.

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     6. Grants of Class A Common Stock. On the business day next following the date of the Annual Meeting of the Stockholders of Kelly held during each year during which the Plan is in effect (the “Date of Grant”), each Non-employee Director who was elected at that meeting or whose term continued thereafter as a Director at such meeting shall be granted a number of shares of Class A common stock which has a fair market value on the Date of Grant equal to 100% of the Non-employee Director’s annual retainer fee then in effect, exclusive of meeting or committee fees. The fair market value of the stock shall be determined using the mean between the highest and lowest sales prices of a share of Class A common stock as reported on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) on the Date of Grant. If NASDAQ is not open on the Date of Grant, the shares will be valued at their fair market value as of the next preceding day on which NASDAQ is open. Fractional shares resulting from this formula shall be rounded, up or down, to the nearest whole share. The shares granted pursuant to this Plan shall be in addition to, and not in lieu of, the Non-employee Director’s annual retainer fee, meeting fees, or other compensation payable to each Non-employee Director as a result of his or her service on Kelly’s Board of Directors.

     7. Transferability. The shares of Class A common stock granted to each Non-employee Director are not transferable by the Non-employee Director for a period of six months after the Date of Grant, except in the event of the death of the recipient.

     8. Rights of the Stockholder. A Non-employee Director shall have no rights as a stockholder with respect to any shares of Class A common stock granted under the terms of this Plan until the Non-employee Director shall have become the holder of record of any such shares, and no adjustment shall be made for dividends in cash or other property or distribution of other rights with respect to any such shares of Class A common stock for which the record date is prior to the date on which the Non-employee Director shall have become the holder of record of any such shares.

     9. Termination of Service as a Non-employee Director. In the event a Non-employee Director ceases to serve on the Board of Directors, all rights to receive Class A common stock hereunder shall terminate immediately.

     10. Amendment of Plan. The Board of Directors may terminate, amend or modify the Plan at any time and from time to time; provided, however, that the provisions set forth in the Plan regarding the amount, price or timing of the grants of Class A common stock to Non-employee Directors may not be amended more than once every six months, other

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than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act or the rules thereunder. Further, the Board of Directors shall not, without the requisite affirmative approval of stockholders of Kelly, make any amendment which requires stockholder approval under any applicable law, including Rule 16b-3 under the Securities Exchange Act of 1934, unless such compliance, if discretionary, is no longer desired.

     11. Compliance with Rule 16b-3. It is intended that the Plan be applied and administered in compliance with Rule 16b-3 under the Securities and Exchange Act of 1934. If any provision of the Plan would be in violation of Rule 16b-3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply with Rule 16b-3, as determined by the Board of Directors.

     12. Securities Law Restrictions. Kelly may impose such other restrictions on any shares of Class A common stock granted pursuant to this Plan as it may deem advisable including, but not limited to, restrictions intended to achieve compliance with the Securities Act of 1933, as amended, with the requirements of any stock exchange upon which the Class A common stock is then listed, and with any Blue Sky or state securities law applicable to such Class A common stock.

     13. Governing Law. All determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware and construed in accordance therewith to the extent not preempted by the laws of the United States.

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